Exhibit 99.1

Cogent Biosciences Reports Third Quarter 2020

Financial Results and Provides Corporate Updates

Andrew Robbins appointed President, CEO and Director

Final results from PLX9486 + sunitinib Phase 1/2 study in GIST patients selected for oral presentation at Connective Tissue Oncology Society (CTOS) 2020 meeting

Ended quarter with $129.4 million in cash, including proceeds from $104.4M Series A preferred stock private placement

CAMBRIDGE, Mass., November 9, 2020 – Cogent Biosciences, Inc. (Nasdaq: COGT), a biotechnology company focused on developing precision therapies for genetically defined diseases, today announced financial results for the third quarter ended September 30, 2020 and provided several corporate updates.

“Over the past quarter, Cogent Biosciences has made tremendous progress establishing a clear strategy and focus that positions us as an emerging leader in the field of precision medicines for patients with genetically driven diseases,” said Andrew Robbins, President and CEO of Cogent Biosciences. “We are excited by the potential of our lead program, PLX9486, and look forward to presenting final clinical data from its Phase 1/2 study in GIST patients at CTOS 2020. We look forward to initiating new clinical trials of PLX9486 in patients with systemic mastocytosis and GIST in 2021, beginning in 1H 2021 with a trial of PLX9486 in advanced systemic mastocytosis (ASM) patients.”

Recent Program and Corporate Highlights

•	Andrew Robbins appointed President, CEO and Director

•

Mr. Robbins is an accomplished executive with extensive commercial, development, and strategic leadership experience during a 20-year career in the pharmaceutical industry, with a specific focus on oncology and hematology products. Most recently, as COO of Array Biopharma, he led the successful launch of MEKTOVI® (binimetinib) and BRAFTOVI® (encorafenib) for BRAF-mutant metastatic melanoma patients.

•	PLX9486 + sunitinib GIST Phase 1/2 trial selected for CTOS 2020 oral presentation

•

Title: The Potent and Selective Kit Inhibitor PLX9486 Dosed in Combination with Sunitinib Demonstrates Promising Progression Free Survival (PFS) in Patients with Advanced Gastrointestinal Stromal Tumor (GIST): Final Results of a Phase 1/2 Study

•	Date: Friday, November 20, 2020 from 11:30 a.m. – 12:30 p.m. ET Presenter: Jonathan Trent, M.D., Ph.D., University of Miami Health System, Sylvester Comprehensive Cancer Center

•	Cogent Biosciences positioned as an emerging leader in the field of precision medicine for patients with genetically driven diseases

•

Completed Kiq LLC acquisition: On July 6, 2020, Cogent Biosciences (previously Unum Therapeutics) announced the sign and close of the Kiq LLC (“Kiq”) acquisition including global rights to PLX9486, a selective and potent KIT inhibitor.

•

Completed $104.4M Series A preferred stock private placement: Concurrent with the acquisition of Kiq, Cogent Biosciences completed the sale of Series A non- voting convertible Preferred Stock (“Series A Preferred Stock”) in exchange for gross proceeds of $104.4 million.

•	Announced new company as Cogent Biosciences: The new name reflects our mission to design rational precision therapies that treat the underlying cause of disease in order to improve patients’ lives.

•

Out licensed BOXR programs to SOTIO: On August 31, Cogent Biosciences announced the sale of its cell based BOXR programs to SOTIO, a clinical stage immuno-oncology company owned by PPF Group. Under the terms of the agreement, SOTIO made an upfront payment of $8.1 million, and certain Cogent Biosciences stockholders of record (as of July 6, 2020) were granted a non- tradeable contingent value right (CVR). Holders of the CVR will be entitled to receive certain stock and/or cash payments from net proceeds received by Cogent Biosciences.

Reverse Stock Split Enabling Preferred Share Conversion

At a special shareholder meeting held on November 6, 2020, Cogent Biosciences’ stockholders approved a reverse stock split. With this authority, Cogent Biosciences’ board of directors approved the reverse stock split at a ratio of 1-for-4, effective November 6, 2020. This ensured that sufficient common shares were authorized and issuable to allow for full conversion of the Series A Preferred Stock. Cogent Biosciences’ common stock will begin trading on a split- adjusted basis upon market open on November 9, 2020. Immediately following the Reverse Stock Split and assuming full conversion of the Series A preferred stock, Cogent Biosciences would have approximately 52.2 million shares of Common Stock outstanding.

The reverse stock split impacts all holders of Cogent Biosciences stock proportionally and will not impact any stockholder’s percentage ownership of common stock.

Third Quarter 2020 Financial Results

•	Collaboration Revenue: Collaboration revenue recognized during the third quarter ended September 30, 2020 of $0.3 million compared to $1.0 million in the same period of 2019.

•

R&D Expenses: Research and development expenses of $5.0 million for the third quarter ended September 30, 2020 compared to $10.3 million for the same period of 2019. This decrease is primarily related to the reduction in clinical activity of legacy cell-therapy clinical trials.

•

G&A Expenses: General and administrative expenses for the third quarter ended September 30, 2020 were $5.6 million, compared to $2.7 million for the same period of 2019. The increase is primarily related to higher professional fees and stock compensation.

•

Acquired In-Process R&D Expense: Acquired in-process R&D expense of $46.9 million during the current quarter was a result of the accounting treatment related to the asset acquisition of Kiq LLC, including PLX9486, on July 6, 2020.

•

Other Income (expense): Other income (expense) for the third quarter ended September 30, 2020 was $7.2 million, compared to $0.1 million for the same period of 2019. The increase is primarily related to the gain on the sale of the BOXR platform to SOTIO.

•

Net Loss: Net loss attributable to common stockholders was $50.0 million, or $5.07 per share, for the third quarter ended September 30, 2020 compared with a net loss attributable to common stockholders of $11.9 million, or $1.56 per share, for the same period of 2019.

•	Cash and Cash Equivalents: As of September 30, 2020, Cogent Biosciences had cash and cash equivalents of $129.4 million.

About Cogent Biosciences, Inc.

Cogent Biosciences is a biotechnology company focused on developing precision therapies for genetically defined diseases. The most advanced clinical program, PLX9486, is a selective tyrosine kinase inhibitor that is designed to potently inhibit the KIT D816V mutation as well as other mutations in KIT exon 17. KIT D816V is responsible for driving systemic mastocytosis, a serious disease caused by unchecked proliferation of mast cells. Exon 17 mutations are also found in patients with advanced gastrointestinal stromal tumors (GIST), a type of cancer with strong dependence on oncogenic KIT signaling. Cogent Biosciences is headquartered in Cambridge, MA. Visit our website for more information at www.cogentbio.com. Follow Cogent Biosciences on social media: Twitter and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: projected cash runways; future product development plans; upcoming results from clinical trials including from its lead program, PLX9486; and any future payouts under the CVR. The use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar words expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, our clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to those set forth under the caption “Risk Factors” in Cogent’s most recent Annual Report on Form 10-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither we, nor our affiliates, advisors or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

COGENT BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Collaboration revenue	$312	$1,020	$7,871	$7,211

Operating expenses:
Research and development	5,003	10,335	19,630	33,355
General and administrative	5,598	2,721	12,074	8,274
Acquired in-process research and development	46,910	—	46,910	—

Total operating expenses	57,511	13,056	78,614	41,629

Loss from operations	(57,199)	(12,036)	(70,743)	(34,418)

Other income (expense):
Interest income	23	31	73	206
Gain on disposal of long-lived assets	7,463	82	7,470	82
Other income	239	—	239	—
Change in fair value of CVR liability	(509)	—	(509)	—

Total other income (expense), net	7,216	113	7,273	288

Net loss	$(49,983)	$(11,923)	$(63,470)	$(34,130)

Net loss per common share, basic and diluted	$(5.07)	$(1.56)	$(7.56)	$(4.49)

Weighted average common shares outstanding, basic and diluted	9,850,530	7,665,281	8,392,741	7,604,688

Comprehensive loss:
Net loss	$(49,983)	$(11,923)	$(63,470)	$(34,130)

COGENT BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	September 30, 2020	December 31, 2019
Cash, cash equivalents and marketable securities	$129,420	$37,424
Working capital	$113,295	$27,343
Total assets	$139,870	$49,423
Total liabilities	$23,812	$17,661
Total stockholders’ equity (deficit)	$(22,174)	$31,762

Media contact:

Amanda Sellers

asellers@vergescientific.com

301.332.5574